Exhibit 10.1

UNITED STATES OF AMERICA

BEFORE THE

BOARD OF GOVENORS OF THE FEDERAL RESERVE SYSTEM

WASHINGTON, D.C.

Written Agreement by and among	Docket No. 08-046-WA/RB-HC

TEAM FINANCIAL, INC.
Paola, Kansas

POST BANCORP, INC.
Colorado Springs, Colorado

TEAM FINANCIAL ACQUISTION
SUBSIDIARY, INC.
Paola, Kansas

and

FEDERAL RESERVE BANK OF
KANSAS CITY
Kansas City, Missouri

WHEREAS, Team Financial, Inc., Paola, Kansas, Post Bancorp, Inc., Colorado Springs, Colorado, and Team Financial Acquisition Subsidiary, Inc., Paola, Kansas, are registered bank holding companies (all of the foregoing collectively, the “Companies”) that own and control TeamBank, National Association, Paola, Kansas and Colorado National Bank, Colorado Springs, Colorado, national banking association (collectively, the “Banks”) and various nonblank subsidiaries;

WHEREAS, it is the common goal of the Companies and the Federal Reserve Bank of Kansas City (the “Reserve Bank”) to maintain the financial soundness of the Companies so that they may serve as a source of strength to the Banks;

WHEREAS, the Companies and the Reserve Bank have mutually agreed to enter into this Agreement (the “Agreement”); and

WHEREAS, on November 19, 2008, the boards of directors of the Companies, at duly constituted meetings, adopted resolutions authorizing and directing Connie Hart, Chairman of the Board of Directors for Team Financial, Inc. to enter into this Agreement on behalf of the Companies, and consenting to compliance with each and every provision of this Agreement by the Companies and their institution-affiliated parties, as defined in sections 3(u) and 8(b)(3) of the Federal Deposit Insurance Act, as amended (the “FDI Act”) (12 U.S.C. §§ 1813(u) and 1818(b)(3)).

NOW, THEREFORE, the Companies and the Reserve Bank agree as follows:

Dividends

1.             (a)           The Companies shall not declare or pay any dividends without the prior written approval of the Reserve Bank and the Director of the Division of Banking Supervision and Regulation (the “Director”) of the Board of Governors of the Federal Reserve System (the “Board of Governors”).

                (b)           The Companies shall not directly or indirectly take dividends or any other form of payment representing a reduction in capital from the Banks without the prior written approval of the Reserve Bank.

                (c)           The Companies and their nonbank subsidiaries shall not make any distributions of interest, principal, or other sums on subordinated debentures or trust preferred securities without the prior written approval of the Reserve Bank and the Director.

                (d)           All requests for prior approval shall be received by the Reserve Bank at least 30 days prior to the proposed dividend declaration date, proposed distribution on subordinated debentures, and required notice of deferral on trust preferred securities.  All requests shall contain, at a minimum, current and projected information on capital, earnings, and cash flow for each of the Companies; capital, asset quality, earnings, and allowance for loan and lease losses (“ALLL”) for each of the Banks; and identification of the sources of funds for the proposed payment or distribution.  For requests to declare or pay dividends, the Companies must also demonstrate that the requested declaration or payment of dividends is consistent with the Board of Governors’ Policy Statement on the Payment of Cash Dividends by State Member Banks and Bank Holding Companies, dated November 14, 1985 (Federal Reserve Regulatory Service, 4-877 at page 4-323).

Debt and Stock Redemption

2.             (a)           The Companies and their nonbank subsidiaries shall not directly or indirectly incur, increase, or guarantee any debt, including debt to shareholders, without the prior written approval of the Reserve Bank.  All requests for prior written approval shall contain, but not be limited to, a statement regarding the purpose of the debt, the terms of the debt, the planned source(s) for debt repayment, and an analysis of the cash flow resources available to meet such debt repayment.

                (b)           The Companies shall not, directly or indirectly, purchase or redeem any shares of their stock without the prior written approval of the Reserve Bank.

Capital Plan

3.             Within 60 days of this Agreement, the Companies shall submit to the Reserve Bank an acceptable written plan to maintain sufficient capital at the consolidated organization and each of the Banks.  The plan shall, at a minimum, address, consider, and include:

                (a)           The consolidated organization’s and the Banks’ current and future capital requirements, including compliance with the Capital Adequacy Guidelines for Bank Holding Companies: Risk-Based Measure and Tier 1 Leverage Measure, Appendices A and D of Regulation Y of the Board of Governors (12 C.F.R. Part 225, App. A and D) and the capital adequacy guidelines for each of the Banks issued by the Banks’ appropriate federal regulator;

                (b)           the adequacy of the Banks’ capital, taking into account the volume of classified credits, concentrations of credit, adequacy of ALLL, current and projected asset growth, and projected retained earnings of each of the Banks;

                (c)           the source and timing of additional funds to fulfill the consolidated organization’s and the Banks’ future capital requirements;

                (d)           supervisory requests for additional capital at the Banks or the requirements of any supervisory action imposed on the Banks by their appropriate federal regulator;

                (e)           the requirements of section 225.4(a) of Regulation Y of the Board of Governors (12 C.F.R. § 225.4(a)) that the Companies serve as a source of strength to the Banks; and

                (f)            procedures for the Companies to: (i) notify the Reserve Bank, in writing, no more than 30 days after the end of any quarter in which the Companies’ consolidated capital ratios or any of the Banks’ capital rations (total risk-based, Tier 1 risk-based, or leverage) fall below the plan’s minimum rations; and (ii) submit simultaneously to the Reserve  Bank an acceptable written plan that details the steps the Companies will take to increase their and the Banks’ capital ratios above the plan’s minimums.

Cash Flow Projections

4.             Within 60 days of this Agreement, the Companies shall submit to the Reserve Bank a written statement of the Companies’ planned sources and uses of cash for debt service, operating expenses, and other purposes (“Cash Flow Projection”) for 2009.  The Companies shall submit to the Reserve Bank a Cash Flow Projection for each calendar year subsequent to 2009 at least one month prior to the beginning of that calendar year.

Affiliate Transactions

5.             The Companies shall take all necessary actions to ensure that the Banks comply with sections 23A and 23B of the Federal Reserve Act (12 U.S.C. §§ 371c and 371c-1) and Regulation W of the Board of Governors (12 C.F.R. Part 223) in all transactions between the Banks and their affiliates, including, but not limited to the Companies.

Management Fees

6.             (a)           The Companies shall not: (i) increase any current fee or materially modify any current written fee or service agreement or calculation between the Companies and the Banks; or (ii) impose, levy or, in any other manner, charge the Banks any new fees without the prior written approval of the Reserve Bank.  All requests for prior approval shall be received by the Reserve Bank at least 30 days prior to the proposed effective date of the change and shall be accompanied by documentation adequate to provide the Reserve Bank with the details of each proposed increase or new fee, including a description of the type of services to be rendered and proposed benefits to the Banks.

(b)           Notwithstanding the requirements of paragraph 6(a) of this Agreement, the Companies may continue to assess and collect fees from the Banks without prior written approval of the Reserve Bank if such fees are assessed and collected pursuant to the current intercompany management fee agreements in effect on the date of this Agreement.  The Companies shall retain calculations to support fees assessed and collected pursuant to this paragraph for subsequent supervisory review.

Compliance with Laws and Regulations

7.             (a)           In appointing any new director or senior executive officer, or changing the responsibilities of any senior executive officer so that the officer would assume a different senior executive officer position, the Companies shall comply with the notice provisions of section 32 of the FDI Act (12 U.S.C. § 1831i) and Subpart H of Regulation Y of the Board of Governors (12 C.F.R. §§ 225.71 et seq.).

                (b)           The Companies shall comply with the restrictions on indemnification and severance payments of section 18(k) of the FDI Act (12 U.S.C. § 1828(k)) and Part 359 of the Federal Deposit Insurance Corporation’s regulations (12 C.F.R. Part 359).

Compliance with the Agreement

8.             Within 30 days after the end of each calendar quarter following the date of this Agreement, the board of directors of Team Financial, Inc., shall submit to the Reserve Bank written progress reports detailing the form and manner of all actions taken by the Companies to secure compliance with this Agreement and the results thereof.

Approval and Implementation of Plan

9.             (a)           The Companies shall submit a written capital plan that is acceptable to the Reserve Bank within the applicable time period set forth in paragraph 3 of this Agreement.

                (b)           Within 10 days of approval by the Reserve Bank, the Companies shall adopt the approved capital plan.  Upon adoption, the Companies shall promptly implement the approved plan, and thereafter fully comply with it.

                (c)           During the term of this Agreement, the approved capital plan shall not be amended or rescinded without the prior written approval of the Reserve Bank.

Communications

10.           All communications regarding this Agreement shall be sent to:

(a)	Ms. Susan E. Zubradt
Vice President
Federal Reserve Bank of Kansas City
1 Memorial Drive
Kansas City, Missouri 64198

(b)	Ms. Connie Hart
Chairman of the Board
Team Financial, Inc.
8 West Peoria Street, Suite 200
Paola, Kansas 66071

Miscellaneous

                11.           Notwithstanding any provision of this Agreement, the Reserve Bank may, in its sole discretion, grant written extensions of time to the Companies to comply with any provision of this Agreement.

                12.           The provisions of this Agreement shall be binding upon the Companies and their institution-affiliated parties, in their capacities as such, and their successors and assigns.

                13.           Each provision of this Agreement shall remain effective and enforceable until stayed, modified, terminated, or suspended in writing by the Reserve Bank.

                14.           The provisions of this Agreement shall not bar, estop, or otherwise prevent the Board of Governors, the Reserve Bank, or any other federal or state agency from taking any other action affecting the Companies or any of their current or former institution-affiliated parties and their successors and assigns.

                15.           Pursuant to section 50 of the FDI Act (12 U.S.C. § 1831aa), this Agreement is enforceable by the Board of Governors under section 8 of the FDI Act (12 U.S.C. § 1818).

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the _21st day of November, 2008.

TEAM FINANCIAL, INC.		FEDERAL RESERVE BANK
OF KANSAS CITY

By:	/s/ Connie Hart	By:	/s/ Susan E. Zubradt
Connie Hart		Susan E. Zubradt
Chairman of the Board		Vice President

POST BANCORP, INC.		TEAM FINANCIAL ACQUISITION
SUBSIDIARY, INC.

By:	/s/ Connie Hart	By:	/s/ Connie Hart
Connie Hart		Connie Hart
Authorized Corporate Representative		Authorized Corporate Representative